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TABLE OF CONTENTS Prospectus Supplement

Filed pursuant to Rule 424(b)(5)
Registration No. 333-201532

           SUBJECT TO COMPLETION, DATED MARCH 4, 2015

The information in this preliminary prospectus supplement is not complete and may change. This preliminary prospectus supplement and the accompany prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated January 15, 2015)

$

Ensco plc

$                   % Senior Notes due
$           5.75% Senior Notes due 2044

          This is an offering of $             aggregate principal amount of our         % Senior Notes due                           (the "              notes") and $             aggregate principal amount of our 5.75% Senior Notes due 2044 (the "new 2044 notes"). The             notes and the new 2044 notes are collectively referred to herein as the "notes." The                           notes will mature on                                        ,                            and the new 2044 notes will mature on October 1, 2044. We will pay interest on the                            notes on                           and                            of each year, commencing                                        , 2015. We will pay interest on the new 2044 notes on April 1 and October 1 of each year, commencing April 1, 2015. We may redeem the notes of any series, in whole at any time or in part from time to time prior to their maturity, as described under "Description of Notes—Optional Redemption."

          The new 2044 notes will be of the same series as the $625,000,000 aggregate principal amount of our 5.75% senior notes due 2044 (the "existing 2044 notes" and, together with the new 2044 notes, the "2044 notes") that we issued on September 29, 2014. The new 2044 notes will be issued under the same indenture as the existing 2044 notes, will be treated, together with the existing 2044 notes, as a single series of debt securities under such indenture, and will have the same CUSIP number as and will trade interchangeably with the existing 2044 notes immediately upon settlement.

          The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured debt. The notes will be structurally subordinated to all debt and other liabilities of our subsidiaries and effectively subordinated to our secured debt to the extent of the value of the assets securing such debt.

          We are applying for listing of the                           notes and the new 2044 notes on the New York Stock Exchange ("NYSE"). We expect trading in the                           notes on the NYSE to begin within 30 days after the original issue date. Currently, there is no public market for the                           notes. If such listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

          Investing in the notes involves risks. See "Risk Factors" beginning on page S-6.

          Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)		Underwriting Discounts		Proceeds to Us, Before Expenses(1)
Per note		%		%		%
Total	$		$		$
Per new 2044 note		%		%		%
Total	$		$		$

(1)
Plus, for the             notes, accrued interest from                                        , 2015, if settlement occurs after that date, and, for the new 2044 notes, interest deemed to have accrued from September 29, 2014.

          The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York, on or about                                        , 2015.

Joint Book-Running Managers

Citigroup	Deutsche Bank Securities	HSBC

The date of this prospectus supplement is                           , 2015.

Prospectus Supplement

Prospectus

ENFORCEABILITY OF CIVIL LIABILITIES

        We are a public limited company organized under the laws of England and Wales. As a result, it may be difficult for you to effect service of process or enforce judgments obtained against us within the United States (the "U.S."), predicated upon the civil liability provisions of the federal securities laws of the U.S. There is doubt as to the enforceability of civil liabilities predicated on U.S. federal securities laws in England, either in original actions or in actions for enforcement of judgments of U.S. courts.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes specific terms of the notes, the specific terms of this offering and adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about the notes and other securities that may be offered from time to time using such prospectus, some of which general information does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading "Where You Can Find More Information; Incorporation by Reference."

        If the information in this prospectus supplement differs from the information in the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

        Any statement made in this prospectus supplement or in a document incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See "Where You Can Find More Information; Incorporation by Reference."

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus provided in connection with this offering. Neither we nor the underwriters have authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making any offer or sale of these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus provided in connection with this offering is accurate only as of the respective dates thereof or, in the case of information incorporated by reference, only as of the date of such information, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since such dates. It is important for you to read and consider all the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision.

 MARKET AND INDUSTRY DATA

        Certain market and industry data included or incorporated by reference in this prospectus supplement and in the accompanying prospectus have been obtained from third party sources

S-i

that we believe to be reliable. We have not independently verified such third party information and cannot assure you of its accuracy or completeness. Such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" in this prospectus supplement and the documents incorporated by reference herein.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and are available at the Internet website maintained by the SEC at http://www.sec.gov. These reports and other information filed by us with the SEC are also available free of charge at our website at www.enscoplc.com.

        We incorporate information into the prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of the prospectus, except to the extent superseded by information contained herein or by information contained in documents subsequently filed with the SEC. The prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

  •
  Ensco's Annual Report on Form 10-K for the year ended December 31, 2014 (the "Form 10-K"); and

  •
  the information included in Ensco's Definitive Proxy Statement on Schedule 14A filed on April 7, 2014 to the extent incorporated by reference in Part III of Ensco's Annual Report on Form 10-K for the year ended December 31, 2013.

        We also incorporate by reference into the prospectus additional documents that Ensco may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") from the date of this prospectus supplement to the completion of the offering of the notes. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we may file with the SEC, unless otherwise specified in such Current Report.

        You may obtain copies of any of these filings as described below, through the SEC or through the SEC's Internet website as described above or through our website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into the prospectus, by requesting them in writing or by telephone at:

Investor Relations
Ensco plc
5847 San Felipe, Suite 3300
Houston, Texas 77057
+1 (713) 789-1400

        THE INFORMATION CONTAINED IN OUR WEBSITE IS NOT INCORPORATED BY REFERENCE AND DOES NOT CONSTITUTE A PART OF THE PROSPECTUS.

S-ii

 SUMMARY

        The following is a summary of selected information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference. This summary is not complete and does not contain all the information that may be important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference to understand fully the terms of the notes, as well as the tax and other considerations that are important in making your investment decision. Unless the context requires otherwise or we specifically indicate otherwise, the terms "Ensco," "Company," "we," "us" and "our" refer to Ensco plc together with all subsidiaries and predecessors.

 Ensco plc

        Ensco is a global offshore contract drilling company. We currently own and operate an offshore drilling rig fleet of 70 rigs, including seven rigs that we currently have under construction, with drilling operations in most of the strategic markets around the globe. Our rig fleet includes ten drillships, 13 dynamically positioned semisubmersible rigs, five moored semisubmersible rigs and 42 jackup rigs. Our fleet is the world's second largest amongst competitive rigs, our ultra-deepwater fleet is one of the newest in the industry, and our premium jackup fleet is the largest of any offshore drilling company.

        Our customers include many of the leading national and international oil companies, in addition to many independent operators. We are among the most geographically diverse offshore drilling companies, with current operations and drilling contracts spanning approximately 20 countries on six continents in nearly every major offshore basin around the world. The markets in which we operate include the U.S. Gulf of Mexico, Mexico, Brazil, the Mediterranean, the North Sea, the Middle East, West Africa, Australia and Southeast Asia.

        Our registered office (which is our principal executive office) is located at 6 Chesterfield Gardens, 3rd Floor, London, United Kingdom W1J 5BQ and our telephone number is +44 (0) 20 7659 4660. We are registered in England and Wales under company number 702358. Our website is located at www.enscoplc.com. The information on or linked to/from our website is not part of, and is not incorporated by reference into, this prospectus supplement or the accompanying prospectus.

Concurrent Tender Offer and Redemptions

        Concurrently with this notes offering, we are conducting a cash tender offer for any or all of our 3.25% Senior Notes due 2016 (the "2016 notes"). The tender offer is scheduled to expire at 5:00 p.m., New York City time, on March 10, 2015, subject to our right to extend the tender offer. As of March 4, 2015, there was $1.0 billion aggregate principal amount of 2016 notes outstanding. We intend to fund the purchase of the 2016 notes in the tender offer with the net proceeds from this offering. The tender offer is being made pursuant to an offer to purchase dated as of March 4, 2015 issued in connection with the tender offer. This prospectus supplement is not an offer to purchase any of the 2016 notes.

        The closing of the tender offer is conditioned on, among other things, the completion of this offering; however, this offering is not conditioned on the closing of the tender offer. We are permitted, among other things, to amend, extend or terminate the tender offer, and there is no assurance that the tender offer will be consummated in accordance with its terms, or at all. Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. are acting as dealer managers for the tender offer. Following the closing of this offering and the expiration of the tender offer, we also intend to exercise our right to redeem all of the 2016 notes that remain outstanding following the consummation of the tender offer in accordance with the terms of the indenture governing the 2016 notes. See "Use of Proceeds."

        We also intend to exercise our right to redeem all of our 4.33% government guaranteed MARAD notes due 2016 and our 4.65% government guaranteed MARAD bonds due 2020 (collectively, the "MARAD obligations") on the next applicable redemption date. We refer to such redemption in this prospectus as the "MARAD obligation redemption." We may redeem each series of our outstanding MARAD obligations, in whole or in part, on any interest payment date, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to the applicable redemption date and a "make-whole" premium. The next interest payment date for $51.1 million of the outstanding principal amount of the 4.33% MARAD notes due 2016 and all of the outstanding principal amount of the 4.65% MARAD bonds due 2020 is April 15, 2015, and the next interest payment date for the remaining 4.33% MARAD notes due 2016 is July 15, 2015. As of March 4, 2015, there were approximately $65.3 million aggregate principal amount of our MARAD obligations outstanding. We intend to fund the redemption price with respect to the MARAD obligations with the net proceeds from this offering to the extent remaining after paying for the 2016 notes as described above and, if required, cash on hand. See "Use of Proceeds."

        We are not obligated to undertake any redemption of our 2016 notes or MARAD obligations, and there can be no assurance that we will consummate the tender offer or redeem any such indebtedness following the closing of this offering. The statements of intent in this prospectus supplement with respect to such redemptions do not constitute a notice of redemption under the agreements governing such indebtedness. Any notice of redemption with respect to such indebtedness, if made, will only be made in accordance with the agreements governing such indebtedness.

 The Offering

        The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Notes" section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. In this section, "Ensco," "we" or "our" refers to Ensco plc and not any of its subsidiaries.

Issuer	Ensco plc
Notes Offered	$ principal amount of % Senior Notes due
$ principal amount of 5.75% Senior Notes due 2044

The new 2044 notes are being offered as additional notes under the indenture, as supplemented by a supplemental indenture, pursuant to which we issued $625,000,000 principal amount of our 5.75% senior notes due 2044 on September 29, 2014. The new 2044 notes will be issued under the same indenture as the existing 2044 notes, will be treated, together with the existing 2044 notes, as a single series of debt securities under such indenture, and will have the same CUSIP number as and will trade interchangeably with the existing 2044 notes immediately upon settlement.
Maturity Dates	The notes will mature on , .
The 2044 notes will mature on October 1, 2044.
Interest Rates	Interest on the notes will accrue at a rate of % per annum.
Interest on the 2044 notes will accrue at a rate of 5.75% per annum.
Interest Payment Dates	Interest on the notes will be payable on and of each year, commencing , 2015, and will accrue from the issue date of the notes.
Interest on the new 2044 notes will be payable on April 1 and October 1 of each year, commencing on April 1, 2015, and will be deemed to have accrued from September 29, 2014.
Ranking
The notes are unsecured and will rank equally in right of payment with all of our other existing and future senior unsecured indebtedness. As of December 31, 2014, after giving effect to this offering and the application of the net proceeds to retire the 2016 notes and the MARAD obligations in full, we would have had outstanding $ million of consolidated indebtedness.

We are a holding company whose assets consist of direct and indirect ownership interests in, and whose business is conducted through, subsidiaries. The notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries. As of December 31, 2014, after giving effect to this offering and the application of the net proceeds to retire the MARAD obligations in full, our subsidiaries had approximately $2,122.4 million of indebtedness (including indebtedness guaranteed by us). In addition, the notes will be effectively subordinated to all of the secured indebtedness of Ensco plc to the extent of the value of the assets securing such debt. As of December 31, 2014, Ensco plc had no secured indebtedness.
Optional Redemption
We may redeem any or all of the notes of a series, in whole at any time or in part from time to time prior to their maturity. If we elect to redeem the notes before , ( months prior to the maturity date of such notes) or the 2044 notes before April 1, 2044 (six months prior to the maturity date of such notes), we will pay an amount equal to 100% of the principal amount of the notes redeemed plus a "make-whole" premium. If we elect to redeem a series of notes on or after the applicable date set forth in the preceding sentence, we will pay an amount equal to 100% of the principal amount of the notes redeemed. In each case, we also will pay accrued interest on the notes redeemed to the redemption date. See "Description of Notes—Optional Redemption."
Tax Redemption
If certain changes in the law of any relevant Tax Jurisdiction (as defined in "Description of Notes—Additional Amounts") become effective that would impose withholding taxes on payments on the notes, we may redeem the notes in whole, but not in part, at a redemption price of 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date and all Additional Amounts (as defined in "Description of Notes"), if any, which otherwise would be payable to the date of redemption. See "Description of Notes—Redemption for Changes in Taxes."

Additional Amounts	If any deduction or withholding for, or on account of, any Taxes imposed by any Tax Jurisdiction will at any time be required to be made from any payments made under or with respect to the notes, subject to certain exceptions, we will pay such Additional Amounts as may be necessary in order that the net amounts received in respect of such payments by each holder after such withholding or deduction (including any such deduction or withholding in respect of Additional Amounts) will equal the respective amounts which would have been received in respect of such payments in the absence of such withholding or deduction. See "Description of Notes—Additional Amounts."
Certain Covenants	The indenture governing the notes contains, or will contain, covenants limiting our ability and the ability of certain subsidiaries to:
• create liens on certain assets;
• engage in certain sale/leaseback transactions; and
• merge, consolidate or transfer all or substantially all of our assets.
These covenants are subject to a number of important limitations and exceptions.
Use of Proceeds
We intend to use a portion of the net proceeds from this offering to fund the purchase price and accrued interest payable with respect to the 2016 notes in the tender offer and to fund the redemption of any 2016 notes outstanding after completion of the tender offer. We also intend to use the remaining net proceeds to redeem all of our outstanding MARAD obligations and for general corporate purposes. See "Use of Proceeds."
Further Issues	We may "reopen" each series of the notes and issue an unlimited principal amount of additional notes of that series in the future without the consent of the holders.
Absence of Market
The notes are a new issue of securities with no established trading market. We cannot provide assurance as to the development or liquidity of any market for any series of the notes as described in this prospectus supplement. See "Underwriting."
Listing	We are applying for listing of the notes and the new 2044 notes on the NYSE.
Governing Law	State of New York
Risk Factors
Investing in the notes involves substantial risks. See "Risk Factors" beginning on page S-6 in this prospectus supplement for a description of certain of the risks you should consider before investing in the notes.

RISK FACTORS

        Investing in the notes involves a high degree of risk. You should carefully consider the following risk factors, in addition to the other information contained in this prospectus supplement, the accompanying prospectus and the information that we are incorporating by reference into the prospectus, before purchasing any notes offered hereby. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of these risks actually occur, our business, financial position, operating results and/or cash flows could suffer, the trading price and liquidity of the notes could decline and you may lose all or part of your investment.

 Risks Relating to the Notes

The notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries and effectively subordinated to claims by secured creditors of Ensco.

        We are a holding company whose assets consist of direct and indirect ownership interests in, and whose business is conducted through, subsidiaries. Consequently, our ability to repay our debt, including the notes, depends primarily upon our receipt of funds from our subsidiaries through dividends, repayment of intercompany notes or other payments. The ability of our subsidiaries to pay dividends, repay intercompany notes or make other advances to us is subject to restrictions imposed by applicable laws, tax considerations and the terms of agreements governing our subsidiaries. Our non-U.S. subsidiaries in particular may be subject to currency controls, repatriation restrictions, withholding obligations on payments to us, and other limitations.

        The notes will be obligations solely of Ensco and will not be guaranteed by any of our subsidiaries. The notes will be structurally subordinated to any and all existing and future indebtedness, whether or not secured, and other liabilities of our subsidiaries. Our subsidiaries have no obligation to pay any amounts due on our debt securities, including the notes, or to provide us with funds for our payment obligations. The indenture will not limit the ability of our subsidiaries to incur unsecured indebtedness. Any right that Ensco has to receive any assets of any of the subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries' assets, will be subordinated to the claims of those subsidiaries' creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. The indenture will not restrict the ability of our subsidiaries to enter into agreements or other arrangements that have the effect of prohibiting or restricting their ability to pay dividends or otherwise make distributions to Ensco plc. As of December 31, 2014, after giving effect to this offering and the application of the net proceeds to retire the MARAD obligations in full, our subsidiaries had approximately $2,122.4 million of indebtedness (including indebtedness guaranteed by us).

        In addition, the notes will be effectively subordinated to claims by any secured creditors Ensco plc may have to the extent of the value of the assets securing such claims. As of December 31, 2014, Ensco plc had no secured indebtedness. The indenture permits us to incur a substantial amount of secured indebtedness.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

        We have a substantial amount of indebtedness. As of December 31, 2014 (without giving effect to this offering), we had total indebtedness of $5,920.4 million, and we had

$2,250.0 million of total additional borrowing capacity under our revolving credit facility and commercial paper program.

        Our ability to make scheduled payments of principal of, to pay the interest or premium, if any, on, or to refinance our indebtedness (including the notes), or to fund capital expenditures, acquisitions and other strategic initiatives will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available under our revolving credit facility or commercial paper program or otherwise in an amount sufficient to enable us to service our indebtedness, including the notes, or to fund our other liquidity needs. Furthermore, our leverage could adversely affect our business. In particular, it could make us vulnerable to sustained, adverse macroeconomic weakness, limit our ability to obtain further financing, limit our ability to pursue certain operational and strategic opportunities, reduce our flexibility to respond to changing business and economic conditions and increase borrowing costs.

Active trading markets may not develop or be maintained for the notes.

        The notes are a new issue of securities, and there is no public trading market for such notes. The new 2044 notes will be issued under the same indenture as the existing 2044 notes, will be treated, together with the existing 2044 notes, as a single series of debt securities under such indenture, and will have the same CUSIP number as and will trade interchangeably with the existing 2044 notes immediately upon settlement. We are applying for listing of the notes and the new 2044 notes on the NYSE; however, we can give no assurances that these notes will be so listed. The underwriters have informed us that they intend to make a market in the notes. However, the underwriters may cease their market-making at any time. The liquidity of the trading markets in the notes and the market prices quoted for any series of the notes may be adversely affected by changes in the overall market for debt securities and by changes in our financial performance or prospects or in the prospects for companies in our industries generally. As a consequence, an active trading market may not develop or be maintained for your notes, you may not be able to sell your notes, or, even if you can sell your notes, you may not be able to sell them at an acceptable price.

We could enter into various transactions that could increase the amount of our outstanding debt, adversely affect our capital structure or credit ratings or otherwise adversely affect holders of the notes.

        The terms of the notes do not prevent us from entering into a variety of acquisition, change-of-control, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into a variety of transactions that could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the notes.

Investor enforcement of civil judgments against us may be more difficult.

        Because we are a public limited company incorporated under English law, investors could experience more difficulty enforcing judgments obtained against us in U.S. courts than would be obtained against a U.S. company. In addition, it may be more difficult (or impossible) to bring some types of claims against us in courts in England than it would be to bring similar claims against a U.S. company in a U.S. court.

Redemption may adversely affect your return on the notes.

        The notes of each series are redeemable at any time at our option, and therefore we may choose to redeem some or all of the notes of any series, including at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed. See "Description of Notes—Optional Redemption" and "Description of Notes—Redemption for Changes in Taxes."

If there is any withholding under the EU Savings Directive, the recent Amending Directive or any agreement between the EU and any non-EU jurisdiction imposing equivalent measures, we are not obligated to pay any Additional Amounts in respect of such withholding.

        Under EC Council Directive 2003/48/EC on the taxation of savings income (the "Savings Directive"), each member state of the European Union (a "Member State") is required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person established within its jurisdiction to (or for the benefit of) an individual resident in that other Member State or to certain limited types of entities established in that other Member State.

        On March 24, 2014, the Council of the European Union adopted a Council Directive (the "Amending Directive") amending and broadening the scope of the requirements described above. Member States are required to apply these new requirements from January 1, 2017. The changes will expand the range of payments covered by the Savings Directive, in particular to include additional types of income payable on securities. The Amending Directive will also expand the circumstances in which payments that indirectly benefit an individual resident in a Member State must be reported. This approach will apply to payments made to, or secured for, persons, entities or legal arrangements (including trusts) where certain conditions are satisfied, and may in some cases apply where the person, entity or legal arrangement is established or effectively managed outside the European Union.

        However, for a transitional period, the end of which is dependent upon the conclusion of certain other agreements relating to information exchange with certain non-EU countries, Austria is instead required (unless during that period it elects otherwise) to operate a withholding system in relation to such payments. The changes referred to above will broaden the types of payments subject to withholding when they are implemented.

        A number of non-EU countries and territories have adopted similar measures.

        If a payment were to be made or collected through a Member State which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment pursuant to the Savings Directive, the Amending Directive or any agreement between the EU and any non-EU jurisdiction imposing equivalent measures, neither we nor the paying agent nor any other person would be obliged to pay Additional Amounts with respect to such payment as a result of the imposition of such withholding tax.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the notes will be approximately $              million (excluding amounts paid by the purchasers with respect to interest deemed to have accrued on the new 2044 notes from September 29, 2014 to the closing date of this offering) after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use a portion of the net proceeds from this offering to fund the purchase price and accrued interest payable with respect to the 2016 notes in the tender offer and to fund the redemption of any 2016 notes outstanding after completion of the tender offer. We also intend to use the remaining net proceeds to redeem all of our outstanding MARAD obligations and for general corporate purposes. See "Summary—Concurrent Tender Offer and Redemptions."

        The 2016 notes have a fixed interest rate of 3.25% and mature on March 15, 2016. With respect to the MARAD obligations, we make semi-annual payments of principal and interest. Set forth below are the principal amounts outstanding as of March 4, 2015 and the interest rates and the final maturity dates with respect to the MARAD obligations:

  •
  Approximately $14.3 million aggregate principal amount of the MARAD obligations bear interest at a rate of 4.24% and have a final maturity date of January 15, 2016;

  •
  Approximately $21.3 million aggregate principal amount of the MARAD obligations bear interest at a rate of 4.39%; and have a final maturity date of April 15, 2016;

  •
  Approximately $2.7 million aggregate principal amount the MARAD obligations bear interest at a rate of 4.62% and have a final maturity date of April 15, 2016; and

  •
  Approximately $27.0 million aggregate principal amount of the MARAD obligations bear interest at a rate of 4.65% and have a final maturity date of October 15, 2020.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis.

	Year Ended December 31,
	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges	(1)	7.4x	5.9x	4.2x	18.7x

(1)
For the year ended December 31, 2014, our earnings were inadequate to cover our fixed charges by $2,625.5 million. Net loss from continuing operations before income taxes of $2,548.8 million for the year ended December 31, 2014 included a non-cash loss on impairment of $4,218.7 million recorded during such period.

        These ratios were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income from continuing operations before income taxes, fixed charges and amortization of capitalized interest, less income from continuing operations before income taxes attributable to noncontrolling interests and interest capitalized. Fixed charges consist of interest expensed and capitalized and estimates of interest within rental expense.

 CAPITALIZATION

        The following table sets forth our capitalization as of December 31, 2014:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to the offering of the notes and the application of the net proceeds (excluding amounts paid by the purchasers with respect to interest deemed to have accrued on the new 2044 notes from September 29, 2014 to the closing date of this offering) as described in "Use of Proceeds" and "Summary—Concurrent Tender Offer and Redemptions."

        You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes to those financial statements appearing in our Form 10-K, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The capitalization table below is not necessarily indicative of our future capitalization or financial condition. Amounts of debt set forth below are net of any unamortized issuance discount.

	December 31, 2014
	Actual	As Adjusted
	(In millions)
Debt, including current maturities:
Revolving credit facility (1)	$—		$—
Commercial paper program (1)	—		—
4.33% MARAD notes due 2016 (2)	46.6		—
4.65% MARAD bonds due 2020 (3)	27.0		—
8.50% Senior Notes due 2019 (3)	583.8		583.8
6.875% Senior Notes due 2020 (3)	1,008.2		1,008.2
7.20% Debentures due 2027 (3)	149.2		149.2
7.875% Senior Notes due 2040 (3)	381.2		381.2
3.25% Senior Notes due 2016	998.0		—
4.70% Senior Notes due 2021	1,479.9		1,479.9
4.50% Senior Notes due 2024	624.2		624.2
5.75% Senior Notes due 2044	622.3
% Senior Notes due offered hereby	—

Total debt (4)	5,920.4

Total Ensco shareholders' equity	8,215.0		8,215.0
Noncontrolling interests	7.9		7.9

Total capitalization	$14,143.3	$

(1)
As of February 28, 2015, there were no borrowings or letters of credit outstanding under our $2.25 billion revolving credit facility or our commercial paper program.

(2)
Issued by two subsidiaries.

(3)
Issued by a subsidiary and guaranteed by Ensco plc.

(4)
Does not include letters of credit of $263.9 million that are issued under other facilities provided by various banks and other financial institutions.

DESCRIPTION OF NOTES

        We have summarized selected provisions of each series of the notes below. We will issue the         notes under the indenture, dated as of March 17, 2011 (the "base indenture"), between us and Deutsche Bank Trust Company Americas, as trustee, as supplemented by a third supplemental indenture establishing the terms of the         notes. The new 2044 notes are being offered as additional notes under the base indenture, as supplemented by the second supplemental indenture, dated as of September 29, 2014, pursuant to which we issued $625,000,000 aggregate principal amount of our existing 2044 notes on September 29, 2014. When we refer to the "indenture" we mean, with respect to the          notes, the base indenture as supplemented by the third supplemental indenture, and, with respect to the 2044 notes, the base indenture as supplemented by the second supplemental indenture. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        Each of the         notes and the 2044 notes will be a separate series of senior debt securities under the indenture. The new 2044 notes will be treated as a single series of debt securities with the existing 2044 notes under the indenture, and will have the same CUSIP number as and will trade interchangeably with the existing 2044 notes immediately upon settlement.

        We urge you to read the base indenture and related supplemental indentures because they, and not this description, define your rights as holders of the notes. Copies of the base indenture and related supplemental indentures are available as set forth under the caption "Where You Can Find More Information; Incorporation by Reference." Our 3.25% Senior Notes due 2016 (which are subject to the concurrent tender offer), 4.70% Senior Notes due 2021, 4.50% Senior Notes due 2024 and the existing 2044 notes are currently outstanding under the indenture.

        As used in this "Description of Notes" section, references to "Ensco," "we," "our" or "us" refer solely to Ensco plc and not to any of its Subsidiaries. In addition, we have used in this description capitalized and other terms that we have defined below under "—Definitions" and in other parts of this description.

General

        The         notes will mature on                            ,                             and will bear interest at       % per year. The 2044 notes will mature on October 1, 2044 and will bear interest at 5.75% per year.

        Interest on the         notes will accrue from                            , 2015, and interest on the 2044 notes will be deemed to have accrued from September 29, 2014.

        With respect to the         notes, we:

  •
  will pay interest semi-annually on                            and                             of each year, commencing                            , 2015; and

  •
  will pay interest to the person in whose name a note is registered at the close of business on the                            or                             preceding the interest payment date.

        With respect to the new 2044 notes, we:

  •
  will pay interest semi-annually on April 1 and October 1 of each year, commencing on April 1, 2015; and

  •
  will pay interest to the person in whose name a note is registered at the close of business on the March 15 or September 15 preceding the interest payment date.

        We will compute interest on the basis of a 360-day year consisting of twelve 30-day months, will make payments on the notes at the offices of the trustee and any paying agent and may make payments by wire transfer for notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the note register.

        We will issue the notes only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiples of $1,000 above that amount.

        We may "reopen" each series of the notes and issue an unlimited principal amount of additional notes of that series in the future without the consent of the holders.

  Optional Redemption

        We may redeem the notes of a series, in whole at any time or in part from time to time, prior to their maturity. If we elect to redeem a series of notes before the applicable Par Call Date, we will pay a redemption price equal to the greater of:

  (1)
  100% of the principal amount of the notes of such series to be redeemed; and

  (2)
  the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the notes of such series matured on the applicable Par Call Date (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus         basis points in the case of the         notes and 40 basis points in the case of the 2044 notes, plus, in each case, accrued interest thereon to the date of redemption.

        If we elect to redeem a series of notes on or after the applicable Par Call Date, we will pay an amount equal to 100% of the principal amount of the notes redeemed plus accrued interest thereon to the date of redemption.

        Notwithstanding the foregoing, installments of interest on a series of notes being redeemed that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to such series of notes and the indenture.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the series of notes (assuming, for this purpose, that such series of notes matured on the applicable Par Call Date) to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of two Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if we are given fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

        "Par Call Date" means (i) with respect to the         notes,                             ,          (    months prior to the maturity date of such notes) and (ii) with respect to the 2044 notes, April 1, 2044 (six months prior to the maturity date of such notes).

        "Quotation Agent" means the Reference Treasury Dealer appointed by us.

        "Reference Treasury Dealer" means (i) with respect to the         notes, each of Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc. (or their respective affiliates that are Primary Treasury Dealers (as defined below)) and their respective successors and one other nationally recognized investment banking firm that is a primary U.S. Government securities dealers specified from time to time by us, and (ii) with respect to the 2044 notes, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. (or their respective affiliates that are Primary Treasury Dealers (as defined below)), and their respective successors and two other nationally recognized investment banking firms that are primary U.S. Government securities dealers specified from time to time by us; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        Notice of any redemption described under "—Optional Redemption" will be mailed at least 15 days (in the case of the         notes) or 30 days (in the case of the 2044 notes) but in each case not more than 60 days before the redemption date to each holder (with a copy to the trustee) of the series of notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the series of notes or portions thereof called for redemption. If less than all of a series of the notes are to be redeemed, the notes to be redeemed shall be selected by lot by The Depository Trust Company ("DTC"), in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate and in accordance with any applicable procedures of DTC, in the case of notes that are not represented by a global security.

        We may at any time purchase notes on the open market or otherwise at any price. We will surrender all notes that we redeem or purchase to the trustee for cancellation. We may not reissue or resell any of these notes.

Ranking

        The notes of each series will constitute our senior unsecured debt and will rank equally in right of payment with the other series of notes and with our senior unsecured debt from time to time outstanding and senior in right of payment to any future subordinated debt from time to time outstanding. The notes will be effectively junior to our secured debt from time to time outstanding to the extent of the value of the assets securing that debt.

        We are a holding company and do not conduct any business operations or have any significant assets other than interests in our Subsidiaries. We currently conduct our operations through both U.S. and non-U.S. Subsidiaries, and our operating income and cash flow are generated by our Subsidiaries. As a result, cash we obtain from our Subsidiaries is the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our Subsidiaries' financial condition and operating requirements, may limit our ability to obtain cash from our Subsidiaries that we require to pay our debt service obligations, including payments on the notes. The notes will be obligations solely of us and will not be guaranteed by any of our Subsidiaries. Therefore, holders of the notes will have a junior position to the claims of creditors, including trade creditors and tort claimants, of our Subsidiaries with respect to their assets and earnings.

        As of December 31, 2014 (without giving effect to this offering), we had outstanding $5,920.4 million of indebtedness, which includes $2,149.4 million of indebtedness of our Subsidiaries that is guaranteed by Ensco. In addition, as of December 31, 2014, Ensco's Subsidiaries had approximately $2,196.0 million of indebtedness (including indebtedness guaranteed by Ensco), and Ensco had no secured indebtedness.

Additional Amounts

        All payments made under or with respect to the notes will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest, additions to tax and other liabilities related thereto) (collectively, "Taxes") unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (1) any jurisdiction in which we are organized, resident or doing business for Tax purposes or any department or political subdivision thereof or therein or (2) any jurisdiction from or through which payment is made by us or the paying agent or any department or political subdivision thereof or therein (each, a "Tax Jurisdiction") will at any time be required to be made from any payments made under or with respect to the notes, including payments of principal, redemption price, interest or premium, we will pay such additional amounts (the "Additional Amounts") as may be necessary in order that the net amounts received in respect of such payments by each holder after such withholding or deduction (including any such deduction or withholding in respect of Additional Amounts) will equal the respective amounts which would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

  (1)
  any Taxes, to the extent such Taxes would not have been imposed but for the existence of any present or former connection between the holder or the beneficial owner of the notes and the relevant Tax Jurisdiction (other than any connection arising solely from the acquisition, ownership, holding or disposition of the notes, the enforcement of rights under the notes and/or the receipt of any payments in respect of the notes);

  (2)
  any Taxes, to the extent such Taxes would not have been imposed but for the failure of the holder or the beneficial owner of the notes to comply with any certification, identification, information, documentation, or other reporting requirements, including an application for relief under an applicable double Tax treaty, whether required by statute, treaty, regulation or administrative practice of a Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Tax Jurisdiction or is a resident of an applicable Tax treaty jurisdiction), but in each case, only to the extent the holder or the beneficial owner is legally eligible to provide such certification or documentation; provided, however, that in the event that any such requirements are imposed as a result of an amendment to, or change in, any laws, Tax treaties, regulations or rulings (or any official administrative or judicial interpretation thereof) after the Issue Date, this paragraph (2) will apply only if we notify the trustee, at least 30 days before any such withholding or deduction would be payable, that holders or beneficial owners must comply with such certification, identification, information, documentation or other reporting requirements;

  (3)
  any Taxes, to the extent such Taxes were imposed as a result of the presentation of a note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30 day period);

  (4)
  any estate, inheritance, gift, transfer, personal property or similar Tax;

  (5)
  any Taxes payable otherwise than by deduction or withholding from payments made under or with respect to the notes;

  (6)
  any Taxes required to be withheld pursuant to the EC Council Directive on the Taxation of Savings Income in the Form of Interest Payments (Directive 2003/48/EC) (as amended by EC Counsel Directive 2014/48/EU on March 24, 2014) or any law implementing or complying with, or introduced in order to conform to, such Directive or any agreement between the European Union and any non-EU jurisdiction providing for equivalent measures;

  (7)
  any Taxes required to be withheld in respect of a payment of interest in respect of notes presented for payment by or on behalf of a holder who would be able to avoid such withholding or deduction by presenting the relevant note to another paying agent in a member state of the European Union; or

  (8)
  any combination of the above items.

        We also will not pay any Additional Amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the note to the extent that the obligation to pay Additional Amounts would be reduced or eliminated by transferring the notes in question to the sole beneficial owner, but only if there is no material commercial or legal impediment to, or material cost associated with, transferring the notes to the sole beneficial owner.

        In addition to the foregoing, we will also pay and indemnify the holder for any present or future stamp, issue, registration, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies (including penalties, interest, additions to Tax and other liabilities related thereto) which are levied by any Tax Jurisdiction on the execution, delivery, issuance, or registration of any of the notes, the indenture or any other document or instrument referred to therein, or the receipt of any payments with respect to, or enforcement of, the notes.

        If we become aware that we will be obligated to pay Additional Amounts with respect to any payment under or with respect to the notes, we will deliver to the trustee on a date which is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case we shall notify the trustee promptly thereafter) notice stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The notice must also set forth any other information reasonably necessary to enable the paying agent to pay Additional Amounts to holders on the relevant payment date. We will provide the trustee with documentation reasonably satisfactory to the trustee evidencing the payment of Additional Amounts.

        We will timely make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. We will furnish to the trustee (or to a holder upon request), within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by us, or if receipts are not reasonably available, other evidence of payment reasonably satisfactory to the trustee.

        Whenever in the indenture or in this "Description of Notes" there is mentioned, in any context, the payment of amounts based upon the principal amount of the notes or of principal, interest or of any other amount payable under, or with respect to, any of the notes such mention shall be deemed to include the payment to the paying agent of Additional Amounts, if applicable.

        The obligations under this section will survive any termination, defeasance or discharge of the indenture and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to us is organized, resident or doing business for Tax purposes or any jurisdiction from or through which such Person or its paying agent makes any payment on the notes and, in each case, any department or political subdivision thereof or therein.

Redemption for Changes in Taxes

        We may redeem the notes, in whole but not in part, at our option upon giving not less than 30 nor more than 60 days' prior written notice to the trustee and the holders, at a redemption price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date and all Additional Amounts, if any, which otherwise would be payable, if on the next date on which any amount would be payable in respect of the notes, we would be required to pay Additional Amounts, and we cannot avoid any such payment obligation by taking reasonable measures available to us, as a result of:

  (1)
  any amendment to, or change in, the laws, Tax treaties or any regulations or rulings promulgated thereunder of a relevant Tax Jurisdiction which is announced and becomes effective after the date of this prospectus supplement (in the case of the         notes) or September 24, 2014 (in the case of the 2044 notes) (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the date of this prospectus supplement (in the case of the         notes) or September 24, 2014 (in the case of the 2044 notes), such later date); or

  (2)
  any amendment to, or change in, an official interpretation or application regarding such laws, Tax treaties, regulations or rulings, including by virtue of a holding, judgment or order by a court of competent jurisdiction which is announced and becomes effective after the date of this prospectus supplement (in the case of the         notes) or September 24, 2014 (in the case of the 2044 notes) (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the date of this prospectus supplement (in the case of the          notes) or September 24, 2014 (in the case of the 2044 notes), such later date).

        We will not give any such notice of redemption earlier than 90 days prior to the earliest date on which we would be obligated to pay Additional Amounts or more than 365 days after the applicable law change takes effect, and, at the time such notice is given, the obligation to pay Additional Amounts must remain in effect.

Restrictive Covenants

Limitation on Liens

        We will not, and will not permit any of our Subsidiaries to, incur, issue or assume any Indebtedness for borrowed money secured by any Lien upon any Principal Property or any shares of stock or Indebtedness of any Subsidiary that owns or leases a Principal Property (whether such Principal Property, shares of stock or Indebtedness are now owned or hereafter acquired) without making effective provision whereby the notes (together with, if we so determine, any other Indebtedness or other obligation of us or any Subsidiary) shall be secured equally and ratably with (or, at our option, prior to) the Indebtedness so secured by a Lien on the same assets of us or such Subsidiary, as the case may be, for so long as such Indebtedness is so secured. The foregoing restrictions will not, however, apply to Indebtedness secured by Permitted Liens.

        Notwithstanding the foregoing, we and our Subsidiaries may, without securing the notes, incur, issue or assume Indebtedness that would otherwise be subject to the foregoing restrictions in an aggregate principal amount that, together with all other such Indebtedness of us and our Subsidiaries that would otherwise be subject to the foregoing restrictions (not including Indebtedness permitted to be secured under the definition of Permitted Liens) and the aggregate amount of Attributable Indebtedness deemed outstanding with respect to Sale/Leaseback Transactions (other than Sale/ Leaseback Transactions in connection with which we have voluntarily retired any of the notes, any Pari Passu Indebtedness or any Funded Indebtedness pursuant to clause (i) of the third bullet below under "Limitation on Sale Leaseback Transactions") does not at any one time exceed 15% of Consolidated Net Tangible Assets.

        For purposes of this covenant, if at the time any Indebtedness is incurred, issued or assumed, such Indebtedness is unsecured but is later secured by a Lien, such Indebtedness shall be deemed to be incurred at the time that such Indebtedness is so secured by a Lien.

Limitation on Sale/Leaseback Transactions

        So long as notes of any series are outstanding, we will not, and we will not permit any Subsidiary to, sell or transfer (other than to us or a Wholly Owned Subsidiary) any Principal Property, whether owned at the date of the indenture or thereafter acquired, which has been in full operation for more than 120 days prior to such sale or transfer, with the intention of entering into a lease of such Principal Property (except for a lease for a term, including any renewal thereof, of not more than three years), if after giving effect thereto the Attributable Indebtedness in respect of all such sale and leaseback transactions involving Principal Properties shall be in excess of 15% of Consolidated Net Tangible Assets.

        Notwithstanding the foregoing, we or any Subsidiary may sell any Principal Property and lease it back if the net proceeds of such sale are at least equal to the fair value of such property as determined by our Board of Directors and:

  •
  we or such Subsidiary would be entitled to incur Indebtedness in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to the covenant described under "Limitation on Liens" above without equally and ratably securing the notes pursuant to such covenant;

  •
  after the Issue Date and within a period commencing nine months prior to the consummation of such Sale/Leaseback Transaction and ending nine months after the consummation thereof, we or such Subsidiary shall have expended for property used or to be used in the ordinary course of our business and that of our Subsidiaries an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction and we shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any such amount not being so designated to be applied as set forth in the following bullet or as otherwise permitted); or

  •
  we, during the nine-month period after the effective date of such Sale/Leaseback Transaction, shall have applied to either (i) the voluntary defeasance or retirement of any notes, any Pari Passu Indebtedness or any Funded Indebtedness or (ii) the acquisition of one or more Principal Properties at fair value, an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction and the fair value, as determined by our Board of Directors, of such property as of the time of entering into such Sale/Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by us as set forth in the preceding bullet), less an amount equal to the sum of the principal amount of notes, Pari Passu Indebtedness and Funded Indebtedness voluntarily defeased or retired by us plus any amount expended to acquire any Principal Properties at fair value, within such nine month period and not designated as a credit against any other Sale/Leaseback Transaction entered into by us or any of our Subsidiaries during such period.

Consolidation, Merger and Sale of Assets

        We will not, directly or indirectly, in any transaction or series of related transactions: (1) consolidate or merge with or into another Person (whether or not we are the surviving Person); (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of our and our Subsidiaries' properties or assets taken as a whole, or (3) assign any of our obligations under the notes and the indenture, in one or more related transactions, to another Person; unless:

  (i)
  either: (A) we are the surviving or continuing Person; or (B) the Person formed by, surviving or continued by any such consolidation, amalgamation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made is an Entity, validly organized and existing in good standing (to the extent the concept of good standing is applicable) under the laws of any state of the United States, the District of Columbia, the Cayman Islands, Bermuda, Switzerland, the United Kingdom, the Kingdom of the Netherlands, the Grand Duchy of Luxembourg, Ireland, or any other member country of the European Union;

  (ii)
  the Person formed by, surviving or continued by any such consolidation, amalgamation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all our obligations under the notes and the indenture;

  (iii)
  immediately after such transaction no Default or Event of Default exists; and

  (iv)
  we shall have delivered to the trustee an Officers' Certificate and an opinion of counsel, each stating that such merger, consolidation, amalgamation or sale, assignment, transfer, conveyance or other disposition of such properties or assets or assignment of our obligations under the notes and the indenture and such supplemental indenture, if any, comply with the indenture.

        We will not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other Person.

        Notwithstanding the foregoing, the limitations described above shall not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among us and any of our Wholly Owned Subsidiaries.

Events of Default

        An "Event of Default" on a series of notes occurs if:

  (1)
  we default in the payment of interest on any note of such series when the same becomes due and payable and the Default continues for a period of 30 days;

  (2)
  we default in the payment of the principal of any note of such series when the same becomes due and payable at maturity, upon redemption or otherwise;

  (3)
  we fail to comply with any of our other agreements in the notes of such series or the indenture (as they relate thereto), which shall not have been remedied within the specified period after written notice, as specified below;

  (4)
  we pursuant to or within the meaning of any Bankruptcy Law shall:

  (a)
  commence a voluntary case,

  (b)
  consent to the entry of an order for relief against us in an involuntary case,

  (c)
  consent to the appointment of a Custodian of us for all or substantially all of the property of us, or

  (d)
  make a general assignment for the benefit of creditors; or

  (5)
  a court of competent jurisdiction enters into an order or decree under any Bankruptcy Law that:

  (a)
  is for relief against us in an involuntary case, or

  (b)
  appoints a Custodian of us or substantially all of the property of us, or

  (c)
  orders the liquidation of us,

  and the order or decree remains unstayed and in effect for 60 days.

        The term "Bankruptcy Law" means the Bankruptcy Act or any similar Federal or State law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

        If any Event of Default (other than an Event of Default specified in clause (4) or (5) above) with respect to notes of any series occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the then outstanding notes of that series may declare all the notes of that series to be due and payable immediately. Upon any such declaration, the notes of that series shall become due and payable immediately, by a notice in writing to us (and to the trustee if given by holders). Notwithstanding the foregoing, if an Event of Default specified in clause (4) or (5) above hereof occurs with respect to us, all outstanding notes shall become due and payable without further action or notice.

        Notwithstanding the foregoing, a Default under clause (3) above is not an Event of Default until the trustee notifies us, or the holders of at least 25% in principal amount of the then outstanding notes of the series affected by such Default notify us and the trustee, of the Default, and we fail to cure the Default within 90 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

        Holders of not less than a majority in aggregate principal amount of the then outstanding notes in any series by notice to the trustee may on behalf of the holders of all of the notes of that series waive any existing Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the notes of that series (including in connection with an offer to purchase) (provided, however, that the holders of a majority in aggregate principal amount of the then outstanding notes of any series may rescind an acceleration and its consequences, including any related payment Default that resulted from such acceleration, with respect to that series). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Modification and Waiver

        We and the trustee may supplement or amend the indenture with respect to any series of notes with the consent of the holders of at least a majority in principal amount of the outstanding notes of such series. Without the consent of the holder of each note affected, however, no modification may:

  •
  reduce the principal amount of the outstanding notes whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the principal of or change the fixed maturity of any notes or alter any of the provisions with respect to the redemption of the notes;

  •
  reduce the rate of or change the time for payment of interest on any note;

  •
  waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of any series of notes of at least a majority in aggregate principal amount of the then outstanding notes of that series and a waiver of the payment Default that resulted from such acceleration);

  •
  make any note payable in money other than that stated in the note;

  •
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

  •
  waive a redemption payment with respect to any note;

  •
  cause the notes to become subordinated in right of payment to any other Indebtedness; or

  •
  make any change in the foregoing amendment and waiver provisions.

        We and the trustee may supplement or amend the indenture or waive any provision of that indenture without the consent of any holders of the applicable notes in certain circumstances, including:

  •
  to cure any ambiguity, defect or inconsistency;

  •
  to provide for uncertificated notes in addition to or in place of certificated notes or to alter the provisions of the indenture related to the forms of notes (including the related definitions) in a manner that does not adversely affect any holder in any material respect;

  •
  to provide for the assumption of our obligations to the holders of the notes by a successor to us pursuant to provisions of the indenture described under "Consolidation, Merger and Sale of Assets";

  •
  to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights hereunder of any such holder in any material respect or to surrender any right or power conferred upon us;

  •
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

  •
  to change or eliminate any of the provisions of the indenture; provided that any such change or elimination becomes effective only when there are no outstanding notes of any series created prior to the execution of such amendment or supplemental indenture that is adversely affected in any material respect by the change in or elimination of the provision;

  •
  to supplement any of the provisions of the indenture to such extent necessary to permit or facilitate the defeasance and discharge of any series of notes pursuant to the indenture; provided, that any such action does not adversely affect the interest of the holders of the notes in any material respect;

  •
  to evidence and provide the acceptance of the appointment of a successor trustee pursuant to the terms thereof; and

  •
  to add a guarantor of the notes.

        The holders of a majority in principal amount of the outstanding notes of any series may waive any existing or past Default or Event of Default with respect to those notes of such series. Those holders may not, however, waive any Default or Event of Default in any payment on any note or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Defeasance and Discharge

        Defeasance.    When we use the term "defeasance," we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee under the indenture any combination of money or government securities sufficient to make payments on the notes of a series issued under the indenture on the dates those payments are due, then, at our option, either of the following will occur:

  •
  we will be discharged from our obligations with respect to notes of that series ("legal defeasance"); or

  •
  we will no longer have any obligation to comply with specified restrictive covenants with respect to the notes of that series, the covenant described under "—Consolidation, Merger and Sales of Assets" and other specified covenants under the applicable indenture, and the related Events of Default will no longer apply ("covenant defeasance").

        If a series of notes is defeased, the holders of the notes of that series will not be entitled to the benefits of the indenture, except for obligations to authenticate and deliver temporary securities, register the transfer or exchange of notes, replace mutilated, destroyed, lost and stolen notes and maintain paying agencies. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the notes will also survive.

        We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the notes to recognize income, gain or loss for U.S. federal income tax purposes and that the holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

        Under current U.S. federal income tax law, legal defeasance would likely be treated as a taxable exchange of notes to be defeased for interests in the defeasance trust. As a consequence, a U.S. holder would recognize gain or loss equal to the difference between the holder's cost or other tax basis for the notes and the value of the holder's interest in the defeasance trust, and thereafter would be required to include in income a share of the income, gain or loss of the defeasance trust. Under current U.S. federal income tax law, covenant defeasance would not be treated as a taxable exchange of such notes.

        Satisfaction and Discharge.    In addition, the indenture will cease to be of further effect with respect to the notes of a series, subject to exceptions relating to compensation and indemnity of the trustee under the indenture and repayment to us of excess money or government securities, when:

  •
  either

  •
  all such notes of such series theretofore authenticated and delivered (other than (i) such notes which have been destroyed, lost or stolen and which have been replaced or paid as provided in the indenture and (ii) such notes of such series for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust, as provided in the indenture) have been delivered to the trustee for cancellation; or

  •
  all such notes of such series not theretofore delivered to the trustee for cancellation:

  •
  have become due and payable,

  •
  will become due and payable at their Stated Maturity within one year, or

  •
  are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense;

    and we, in the case of the three preceding bullets, have deposited or caused to be deposited with the trustee, as funds in trust for such purpose, an amount in U.S. dollars or U.S. government obligations maturing as to principal and interest in such amounts and at such times as will, together with any interest thereon (but without consideration of the reinvestment of such interest), be sufficient to pay and discharge the entire Indebtedness on such notes of such series not theretofore delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of notes which have become due and payable) or to the Stated Maturity or redemption date, as the case may be;

  •
  we have paid or caused to be paid all other sums payable by us with respect to the notes of such series; and

  •
  we have delivered to the trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided in the indenture or relating to the satisfaction and discharge of the indenture with respect to such series of notes have been complied with.

The Trustee

        Deutsche Bank Trust Company Americas is the trustee under the indenture. Deutsche Bank Trust Company Americas and its affiliates may perform certain commercial banking services for us from time to time for which they receive customary fees.

        The Trust Indenture Act contains limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payments of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee and its affiliates are permitted to engage in other transactions with us. If, however, the trustee acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a Default under the indenture, unless the Default has been cured, waived or otherwise eliminated within the 90-day period.

Payment; Paying Agents and Transfer Agents

        The trustee will be appointed as paying agent and transfer agent for the notes. Payments on the notes will be made in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for notes held in book-entry form or by check mailed to the address of the Person entitled to the payment as it appears in the security register.

        If the principal of or any premium or interest on notes of a series is payable on a day that is not a business day, the payment will be made on the following business day. Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the notes that remains unclaimed for three years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Definitions

        "Attributable Indebtedness," when used with respect to any Sale/Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

        "Bankruptcy Act" means the Bankruptcy Act or Title 11 of the United States Code, as amended.

        "Board of Directors" means our Board of Directors or comparable governing body or any committee thereof duly authorized, with respect to any particular matter, to act by or on behalf of our Board of Directors or comparable governing body.

        "Capitalized Lease Obligation" of any Person means any obligation of such Person to pay rent or other amounts under a lease of property, real or personal, that is required to be accounted for as a capital lease for financial reporting purposes in accordance with GAAP; and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

        "Consolidated Net Tangible Assets" means the total amount of assets (after deducting applicable reserves and other properly deductible items) less:

  •
  all current liabilities (excluding liabilities that are extendible or renewable at our option to a date more than 12 months after the date of calculation and excluding current maturities of long-term Indebtedness); and

  •
  all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets.

        We will calculate our Consolidated Net Tangible Assets based on our most recent quarterly balance sheet and in accordance with GAAP.

        "Default" means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

        "Entity" means a corporation, limited liability company or business trust (or functional equivalent of the foregoing under applicable foreign law).

        "Funded Indebtedness" means all Indebtedness that matures on or is renewable to a date more than one year after the date the Indebtedness is incurred.

        "GAAP" means United States generally accepted accounting principles and policies consistent with those applied in the preparation of our financial statements.

        "Indebtedness" means:

  •
  all indebtedness for borrowed money (whether full or limited recourse);

  •
  all obligations evidenced by bonds, debentures, notes or other similar instruments;

  •
  all obligations under letters of credit or other similar instruments, other than standby letters of credit, performance bonds and other obligations issued in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third business day following demand for reimbursement;

  •
  all obligations to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business;

  •
  all Capitalized Lease Obligations;

  •
  all Indebtedness of others secured by a Lien on any asset of the Person in question (provided that if the obligations so secured have not been assumed in full or are not otherwise fully the Person's legal liability, then such obligations may be reduced to the value of the asset or the liability of the Person); or

  •
  all Indebtedness of others (other than endorsements in the ordinary course of business) guaranteed by the Person in question to the extent of such guarantee.

        "Issue Date" means the date on which the notes are first authenticated and delivered under the indenture, which in the case of the 2044 notes is September 29, 2014.

        "Joint Venture" means any partnership, corporation or other entity in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by us and/or one or more Subsidiaries. A Joint Venture is not treated as a Subsidiary.

        "Lien" means any mortgage, pledge, lien, charge, security interest or similar encumbrance. For purposes of the indenture, we or any of our Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement relating to such asset.

        "Maturity" when used with respect to any notes, means the date on which the principal of such note or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

        "Officers" means our Chairman of the Board, President, Vice President, Treasurer, Controller, Secretary, Assistant Treasurer, Assistant Controller or Assistant Secretary.

        "Officers' Certificate" means a certificate signed by two Officers and delivered to the trustee, which certificate shall be in compliance with the indenture.

        "Pari Passu Indebtedness" means any of our Indebtedness, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the notes.

        "Permitted Liens" shall mean (i) Liens existing on the Issue Date; (ii) Liens on property or assets of, or any shares of stock of, or other equity interests in, or Indebtedness of, any Person existing at the time such Person becomes a Subsidiary of us or at the time such Person is merged into or consolidated with us or any of our Subsidiaries or at the time of a sale, lease or other disposition of the properties of a Person (or a division thereof) as an entirety or substantially as an entirety to us or a Subsidiary, and not incurred in contemplation of such merger, consolidation, sale, lease or other disposition; (iii) Liens in favor of us or any of our Subsidiaries or Liens securing debt of a Subsidiary owing to us or to another Subsidiary; (iv) Liens in favor of governmental bodies to secure partial, progress, advance or other payments or performance pursuant to the provisions of any contract or statute; (v) Liens securing industrial revenue, pollution control or similar revenue bonds; (vi) Liens on assets existing at the time of acquisition thereof, securing all or any portion of the cost of acquiring, constructing, improving, developing, expanding or repairing such assets or securing Indebtedness incurred prior to, at the time of, or within 24 months after, the later of the acquisition, the completion of construction, improvement, development, expansion or repair or the commencement of commercial operation of such assets, for the purpose of (a) financing all or any part of the purchase price of such assets or (b) financing all or any part of the cost of construction, improvement, development, expansion or repair of any such assets; (vii) statutory liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's, maritime or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings; (viii) Liens in connection with in rem and other legal proceedings, which are being contested in good faith; (ix) Liens securing taxes, assessments, government charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings; (x) Liens on the stock, partnership or other equity interest of us or any Subsidiary in any Joint Venture or any Subsidiary that owns an equity interest in such Joint Venture to secure Indebtedness, provided the amount of such Indebtedness is contributed and/or advanced solely to such Joint Venture; (xi) Liens incurred in the ordinary course of business to secure performance of tenders, bids or contracts entered into in the ordinary course of business, including without limitation any rights of offset or liquidated damages, penalties, or other fees that may be contractually agreed to in conjunction with any tender, bid, or contract entered into by us or any of our Subsidiaries in the ordinary course of business; (xii) Liens on current assets of us or any of our Subsidiaries securing our Indebtedness or Indebtedness of any such Subsidiary, respectively; (xiii) deposits made in connection with maintaining self-insurance, to obtain the benefits of laws, regulations or arrangements relating to unemployment insurance, old age pensions, social security or similar matters or to secure surety, appeal or customs bonds; and (xiv) any extensions, substitutions, replacements or renewals in whole or in part of a Lien enumerated in clauses (i) through (xiii) above, provided that the amount of Indebtedness secured by such extension, substitution, replacement or renewal shall not exceed the principal amount of Indebtedness being substituted, extended, replaced or renewed, together with the amount of any premiums, fees, costs and expenses associated with such substitution, extension, replacement or renewal, nor shall the pledge, mortgage or lien be extended to any additional Principal Property unless otherwise permitted under the covenant described under "Limitation on Liens."

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

        "Principal Property" means any drilling rig or drillship, or integral portion thereof, owned or leased by us or any Subsidiary and used for drilling offshore oil and gas wells, which, in the opinion of the Board of Directors, is of material importance to the business of us and our Subsidiaries taken as a whole, but no such drilling rig or drillship, or portion thereof, shall be deemed of material importance if its net book value (after deducting accumulated depreciation) is less than 2% of Consolidated Net Tangible Assets.

        "Sale/Leaseback Transaction" means any arrangement with any Person pursuant to which we or any Subsidiary leases any Principal Property that has been or is to be sold or transferred by us or the Subsidiary to such Person, other than (1) temporary leases for a term, including renewals at the option of the lessee, of not more than five years; (2) leases between us and a Subsidiary or between Subsidiaries; and (3) leases of Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction, alteration, improvement or repair, or the commencement of commercial operation of the Principal Property.

        "Stated Maturity" when used with respect to any note or any installment of principal thereof or interest thereon, means the date specified in such note as the fixed date on which the principal of such note or such installment of principal or interest is due and payable.

        "Subsidiary" means a Person at least a majority of the outstanding Voting Stock of which is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries. A Joint Venture is not treated as a Subsidiary.

        "Voting Stock" means, with respect to any Person, securities of any class or classes of capital stock of such Person entitling the holders thereof (whether at all times or at the times that such class of capital stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such Person.

        "Wholly Owned Subsidiary" means, with respect to a Person, any Subsidiary of that Person to the extent

  (1)
  all of the Voting Stock of such Subsidiary, other than any director's qualifying shares mandated by applicable law, is owned directly or indirectly by such Person or

  (2)
  such Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by another Person, if such Person:

  •
  directly or indirectly owns the remaining capital stock of such Subsidiary and

  •
  by contract or otherwise, controls the management and business of such Subsidiary and derives the economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly Owned Subsidiary.

CERTAIN U.S. FEDERAL AND U.K. TAX CONSEQUENCES

U.S. Federal Income Tax Consequences

        The following discussion summarizes certain U.S. federal income tax consequences of the ownership and disposition of the notes by holders hold the notes as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) and who purchase the notes for cash, in this offering, (i) with respect to the 2044 notes, at the price set forth on the cover page with respect to the 2044 notes and (ii) with respect to the notes, at their "issue price" (i.e., the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This discussion is not a complete discussion of all the potential tax consequences of the ownership and disposition of notes that may be relevant to you. This discussion is based upon the Code, regulations issued under the Code, administrative rulings and court decisions, all as in effect on the date of this prospectus supplement, and all of which are subject to change, possibly on a retroactive basis that could adversely affect a holder of the notes, or to different interpretations. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described in this prospectus supplement. We have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of owning or disposing of the notes.

        This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder's circumstances or to certain categories of investors that may be subject to special rules, such as financial institutions, regulated investment companies, insurance companies, real estate investment trusts, controlled foreign corporations or their shareholders, passive foreign investment companies or their shareholders, tax-exempt entities, retirement plans, non-U.S. trusts or estates with U.S. beneficiaries, individual retirement accounts, tax-deferred accounts, holders subject to alternative minimum tax, dealers or traders in securities, partnerships or other pass-through entities (or investors in such entities), U.S. expatriates, holders of notes whose functional currency is not the U.S. dollar or persons who hold the notes as part of a hedge, conversion transaction, straddle or other integrated transaction. This discussion also does not address U.S. federal tax consequences other than U.S. federal income tax consequences (such as estate or gift tax consequences), or the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or under any applicable tax treaties.

        For purposes of this discussion, you are a "U.S. holder" if you are a beneficial owner of notes and you are a "U.S. person" for U.S. federal income tax purposes. You are a "non-U.S. holder" if you are a beneficial owner of notes that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes. A "U.S. person" is:

  •
  an individual who is a citizen of the U.S. or a resident alien of the U.S. for U.S. federal income tax purposes;

  •
  an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or of any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust that has a valid election in effect under applicable regulations to be treated as a U.S. person.

        If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships considering an investment in the notes should consult their tax advisors.

        This discussion is intended for general information purposes only. We urge you to consult your own tax advisors regarding the particular U.S. federal income, estate and gift tax consequences to you of owning and disposing of notes, any tax consequences that may arise under the laws of any relevant non-U.S., state, local or other taxing jurisdiction or under any applicable tax treaty, as well as possible effects of changes in federal or other tax laws. Holders who purchase notes subsequent to their original issuance should consult their own tax advisors with respect to the tax treatment of any market discount or bond premium associated with the purchase of such notes.

Effect of Certain Contingencies

        In certain circumstances (see, e.g., "Description of Notes—Optional Redemption"), we may be obligated to pay amounts on the notes that are in excess of stated interest and principal. The possibility of such payments may implicate special rules under U.S. Treasury Regulations governing "contingent payment debt instruments." According to those regulations, the possibility that additional payments will be made will not cause the notes to be contingent payment debt instruments if, as of the date the notes are issued, there is only a remote chance that any such payments will be made, each such payment is considered incidental or, in certain circumstances, if it is significantly more likely than not that no such payments will be made. We have determined, and intend to take the position, that the likelihood that we will redeem the notes at our option is remote under the applicable U.S. Treasury Regulations. Therefore, we do not intend to treat the possibility of such events occurring as subjecting the notes to the contingent payment debt rules. If any additional payments are in fact made, holders generally will be required to recognize such amounts as income.

        Our determination that the notes are not contingent payment debt instruments is binding on holders unless they disclose their contrary positions to the IRS in the manner required by applicable U.S. Treasury Regulations. Our determination that the notes are not contingent payment debt instruments is not, however, binding on the IRS. If the IRS were to successfully challenge our determination and the notes were treated as contingent payment debt instruments, holders subject to U.S. federal income taxation would be required, among other things, to (i) accrue interest income based on a projected payment schedule and a comparable yield (which could be a higher rate than the stated interest rate on the notes) regardless of their method of tax accounting and (ii) treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note. In the event that any of the above contingencies were to occur, it would affect the amount and timing of the income recognized by a holder.

        The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Holders of the notes are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

U.S. Holders

Payments of Interest

        Subject to the discussion below regarding pre-issuance interest on the 2044 notes, interest on a note (without reduction for any tax withheld and including any Additional Amounts paid in respect of such taxes) generally will be includable in gross income by a U.S. holder as ordinary income at the time the interest is either received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

        All such amounts of interest (including any Additional Amounts) should generally constitute foreign source interest income for U.S. federal income tax purposes. If any non-U.S. taxes were to be paid or withheld in respect of payments on the notes (including any Additional Amounts), a U.S. holder may be eligible, subject to a number of complex limitations (including that the election to deduct or credit non-U.S. taxes applies to all of your non-U.S. taxes for a particular tax year), for a deduction or a foreign tax credit. With certain exceptions, interest on the notes (including any Additional Amounts) will be treated as "passive category income," or in the case of certain U.S. holders, "general category income," for purposes of computing the foreign tax credit allowable under the Code. The rules governing foreign tax credits are complex and a U.S. holder of notes should consult its tax advisor regarding the availability of the foreign tax credit in its situation.

Pre-Issuance Accrued Interest

        A portion of the purchase price for the 2044 notes being offered hereunder will be attributable to unpaid stated interest that accrued prior to the date that the 2044 notes are purchased ("pre-issuance accrued interest"). The portion of the first stated interest payment equal to the pre-issuance accrued interest will be deemed to be a non-taxable return of pre-issuance accrued interest and, accordingly, will not be taxable as interest income on the 2044 notes, but should reduce a U.S. holder's adjusted tax basis in the 2044 notes by a corresponding amount.

Amortizable Bond Premium

        If a U.S. holder purchases a 2044 note for an amount (excluding any amounts that are treated for U.S. federal income tax purposes as being attributable to pre-issuance accrued interest, as described above) in excess of the sum of all amounts payable on the note (other than in respect of stated interest), such excess will be considered "amortizable bond premium." For this purpose, in determining the sum of all amounts payable on a 2044 note, it will initially be assumed that we will exercise our rights to call the 2044 notes at a premium, and subsequent adjustments may be made if we do not in fact exercise our call rights. This assumption may eliminate, reduce or defer any amortization deductions.

        Taking into account the foregoing assumptions, a U.S. holder generally may elect to amortize any bond premium over the remaining term of the 2044 note on a constant yield method (based on the 2044 note's yield to maturity) as an offset to interest when includible in gross income under the U.S. holder's regular method of accounting for U.S. federal income tax purposes. A U.S. holder that elects to amortize bond premium will be required to reduce such U.S. Holder's adjusted tax basis in such 2044 note by the amount of the premium amortized in any year. If a U.S. holder does not elect to amortize bond premium, then the premium will decrease the capital gain, or increase the capital loss, that the U.S. holder otherwise would recognize on disposition of the 2044 note. An election to amortize bond premium on a constant yield method also will apply to all other debt obligations held or subsequently acquired by the electing U.S. holder (other than debt instruments the interest on which is excludible from gross income) on or after the first day of the first taxable year to which the election applies. A U.S. holder may not revoke the election without the consent of the IRS. U.S. holders should consult their tax advisors before making this election.

Sale, Exchange, or Other Taxable Disposition of the Notes

        Upon a sale, taxable exchange, retirement, redemption or other taxable disposition of a note, a U.S. holder generally will recognize gain or loss equal to the difference, if any, between the amount received upon such taxable disposition (less any amount attributable to accrued but unpaid interest (other than pre-issuance accrued interest), which will be taxable as ordinary income if not previously included in gross income) and the U.S. holder's adjusted tax basis in the note at that time. A U.S. holder's adjusted tax basis in a note will generally equal such holder's original purchase price for the note, decreased by any amount attributable to pre-issuance accrued interest previously accrued and any amortizable bond premium previously amortized by the U.S. holder.

        Any gain or loss realized by a U.S. holder on the sale, taxable exchange, retirement, redemption or other taxable disposition of a note generally will be treated as U.S. source capital gain or loss, and will be long-term capital gain or loss if, at the time of sale, exchange, retirement or other taxable disposition, the note has been held for more than one year; otherwise, the capital gain or loss will be short-term. Under current law, net long-term capital gain recognized by certain non-corporate U.S. holders is generally taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations. You should consult your tax advisor regarding the treatment of capital gains and losses.

Information Reporting and Backup Withholding

        In general, information reporting will apply to payments of interest on the notes and to the proceeds from the sale, taxable exchange, retirement, redemption or other taxable disposition of a note paid to U.S. holders that are not exempt recipients. Additionally, backup withholding (currently at a rate of 28%) will apply to such payments if a U.S. holder fails to provide a correct taxpayer identification number or certification of exempt status or becomes subject to backup withholding due to a prior failure to report full dividend and interest income or otherwise fails to comply with applicable requirements of the backup withholding rules. In addition to being subject to backup withholding, a U.S. holder may in certain circumstances be subject to penalties imposed by the IRS if the U.S. holder does not provide a correct taxpayer identification number or an adequate basis for an exemption from backup withholding.

        Certain persons are exempt from backup withholding, including corporations. Other U.S. holders generally will be eligible for an exemption from backup withholding upon providing a properly completed IRS Form W-9 (or substitute form) to us, our paying agent or the person who would otherwise be required to withhold U.S. federal income tax, as applicable. Backup withholding is not an additional tax. If backup withholding applies to you, you may use the amounts withheld as a refund or credit against your U.S. federal income tax liability, as long as you timely provide specific information to the IRS.

Foreign Financial Asset Reporting

        Certain individual U.S. holders who hold interests in "specified foreign financial assets," such as the notes, may be required to disclose certain information relating to each "specified foreign financial asset" by attaching a complete IRS Form 8938, Statement of Specified Foreign Assets, to their U.S. federal income tax return for the relevant taxable year if the aggregate value of such assets exceeds a certain threshold, subject to certain exceptions (including an exception for shares held in accounts maintained by U.S. financial institutions). You should consult your tax advisor regarding your information reporting requirements, including the significant penalties for non-compliance.

Medicare Tax

        Certain U.S. holders that are individuals, estates or trusts will be subject to a 3.8% tax (the "Medicare Tax") on the lesser of (a) the U.S. holder's "net investment income" for the relevant taxable year and (b) the excess of the U.S. holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual's circumstances). A U.S. holder's net investment income will generally include its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare Tax to its income and gains in respect of its investment in the notes.

Non-U.S. Holders

Taxation of Interest and Disposition

        In general and subject to the discussion below under "Information Reporting and Backup Withholding," a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on notes or gain upon the taxable exchange, retirement, redemption or other taxable disposition of notes, unless:

  •
  with respect to both interest on notes or gain upon such disposition of notes, the interest or gain is "U.S. trade or business income," which means income or gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S.; or

  •
  with respect to gain upon the disposition of notes, such non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met (in which case, unless an applicable treaty provides otherwise, such non-U.S. holder will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by certain U.S.-source capital losses).

        U.S. trade or business income of a non-U.S. holder generally will be subject to regular U.S. federal income tax in the same manner as if it were realized by a U.S. holder, unless an applicable treaty provides otherwise. In addition, a non-U.S. holder that is a foreign corporation may be subject to a branch profits tax at a rate of 30%, or such lower rate as provided by an applicable income tax treaty, on its effectively connected earnings and profits (subject to certain adjustments).

Information Reporting and Backup Withholding

        Payments to a non-U.S. holder of interest on a note, and amounts withheld from such payments, if any, may be required to be reported to the IRS and to such non-U.S. holder. U.S. backup withholding tax generally will not apply to payments of interest on a note to a non-U.S. holder if the non-U.S. holder certifies to us, our paying agent or the person who would otherwise be required to withhold U.S. federal income tax, on a properly completed and executed IRS Form W-8BEN or W-8BEN-E or an applicable substitute form, under penalties of perjury, that such non-U.S. holder is not a U.S. person and provides his or her name and address or the non-U.S. holder otherwise establishes an exemption, provided that we, our paying agent, or the person who would otherwise be required to withhold U.S. federal income tax, as applicable, does not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person.

        The payments of the proceeds of the disposition of notes to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless a non-U.S. holder properly certifies under penalties of perjury as to his or her non-U.S. status and specific other conditions are met or the non-U.S. holder otherwise establishes an exemption. The proceeds of a disposition effected outside the U.S. by a non-U.S. holder of notes to or through a non-U.S. office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is a U.S. person (including a non-U.S. branch or office of such person), a controlled foreign corporation within the meaning of the Code, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the U.S., or a foreign partnership that is engaged in the conduct of a trade or business in the U.S. or that has one or more partners that are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of the non-U.S. holder's non-U.S. status and has no actual knowledge to the contrary or unless the non-U.S. holder otherwise establishes an exemption.

        Non-U.S. holders are urged to consult their tax advisors regarding the application of information reporting and backup withholding to their particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not an additional tax. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules may be allowed as a credit against his or her U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided such non-U.S. holder timely furnishes the required information to the IRS.

U.K. Tax Consequences

        The following discussion summarizes the material U.K. withholding tax consequences in relation to the payment of principal, interest, discount and premium in respect of the notes and the material U.K. tax consequences of the ownership and disposition of the notes. Except where the context otherwise requires, the following discussion relates only to the position of persons who are absolute beneficial owners of the notes and does not deal with the position of certain classes of holders such as dealers.

        The following discussion is not a complete discussion of all the potential tax consequences of the ownership and disposition of notes that may be relevant to you. This discussion is based upon the U.K. tax laws as in effect on the date of this prospectus supplement, which are subject to change, possibly on a retroactive basis in a way which could adversely affect a holder of the notes, or to different interpretations. We cannot assure you that HM Revenue & Customs will not challenge one or more of the tax consequences described in this prospectus supplement. We have not obtained, nor do we intend to obtain, a ruling from HM Revenue & Customs with respect to the U.K. tax consequences of purchasing, owning, exchanging or disposing of the notes.

        This discussion does not address all U.K. tax considerations that may be relevant to a particular holder in light of the holder's circumstances or to certain categories of investors that may be subject to special rules. Except as discussed below, this discussion also does not address U.K. inheritance tax consequences or the tax considerations arising under the laws of any local or non-U.K. jurisdiction or under any applicable tax treaties.

        This discussion is for general purposes only. You should consult your own tax advisor as to the particular U.K. tax consequences to you of the purchase, ownership, exchange, disposition and defeasance of the notes, including the effect and applicability of local or non-U.K. tax laws or tax treaties and the possible effects of changes in the tax law.

Interest Payments

        While the notes continue to be listed on a recognized stock exchange as defined in Section 1005 of the Income Tax Act 2007 (which includes the NYSE), payments of interest may be made without withholding or deduction for or on account of U.K. income tax.

        Interest on the notes may also be paid without withholding or deduction on account of U.K. tax where interest on the notes is paid to a person we reasonably believe (and any person by or through whom interest on the notes is paid reasonably believes) is the beneficial owner of, and is within the charge to U.K. corporation tax as regards, the payment of interest at the time the payment is made, provided that HM Revenue & Customs has not given a direction that it has reasonable grounds to believe that it is likely that the beneficial owner is not within the charge to U.K. corporation tax in respect of such payment of interest at the time the payment is made.

        In all cases not described in the two preceding paragraphs, subject to relief under an applicable double taxation treaty, interest on the notes will be paid under deduction of U.K. income tax at the basic rate (currently 20%).

        Payments on the notes that, although not expressed to be interest, are treated as interest for U.K. tax purposes, and are not "short interest," will also be subject to the withholding tax rules described above. Short interest is interest on indebtedness which is not capable of or intended to subsist for a period of one year or more. A premium payable on a redemption of a note may fail to be treated as interest other than short interest for U.K. tax purposes. When the notes are issued at a discount or redeemable at a premium, U.K. withholding tax will not apply to the payment of such discount or premium so long as it does not constitute interest other than short interest for U.K. tax purposes (other than discount treated as interest solely by virtue of Section 381 of the Income Tax (Trading and Other Income) Act 2005).

        Payments, or parts thereof, constituting income in respect of the notes have a U.K. source and accordingly may be chargeable to U.K. tax by direct assessment even if paid without withholding or deduction. However, income in respect of the notes with a U.K. source received by a holder of the notes without deduction or withholding on account of U.K. tax will not be liable to U.K. tax by direct assessment unless that note holder (i) is resident in the United Kingdom for U.K. tax purposes, or (ii) carries on a trade, profession or vocation in the United Kingdom through a U.K. branch, agency or permanent establishment in connection with which the income is received or to which the notes are attributable. There are certain exemptions for income received by certain categories of agent (such as some brokers and investment managers).

Tax on Ownership and Disposition

        Holders of the notes which are companies within the charge to U.K. corporation tax may be subject to U.K. corporation tax on their holding, disposal and redemption (including a part redemption of the notes that are redeemable in two or more installments) of the notes. In general, all returns on and fluctuations in the value of the notes will be brought into account in computing taxable income broadly in accordance with note holders' statutory accounting treatment. Fluctuations in value relating to foreign exchange gains and losses in respect of the notes will also be brought into account in computing income. This discussion does not address the U.K. tax consequences of any defeasance of the notes or any obligations thereunder.

        Holders of the notes who are individuals and who are resident in the United Kingdom or carry on a trade in the United Kingdom through a branch or agency to which the notes are attributable may be subject to U.K. income or capital gains tax on the disposal or redemption (including a part redemption of the notes that are redeemable in two or more installments) of the notes. The nature of the tax charge will depend on the terms of the notes in question and the particular circumstances of the relevant note holder. In particular, we urge individual note holders to have regard, where appropriate, to the capital gains tax legislation, the "accrued income scheme" and the "deeply discounted securities legislation" which may, in certain circumstances, alter the tax treatment of the notes discussed above.

Provision of Information by and/or to HM Revenue & Customs

        HM Revenue & Customs has the power to obtain information (including the name and address of the beneficial owner of the interest) from any person in the United Kingdom:

  •
  who either pays interest to or receives interest for the benefit of an individual; or

  •
  who either pays amounts payable on the redemption of the notes which are deeply discounted securities (for the purposes of the Income Tax (Trading and Other Income) Act 2005) to, or receives such amounts for the benefit of, an individual. Such information may, in certain circumstances, be exchanged by HMRC with the tax authorities of other jurisdictions.

Stamp Duty and Stamp Duty Reserve Tax

        No U.K. stamp duty or stamp duty reserve tax will generally be payable by a holder of the notes on the redemption of the notes by us.

        No liability for U.K. stamp duty or stamp duty reserve tax should arise on a transfer of, or an agreement to transfer, the notes.

European Union Directive on the Taxation of Savings Income

        Under the Savings Directive, each Member State is required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person established within its jurisdiction to (or for the benefit of) an individual resident in that other Member State or to certain limited types of entities established in that other Member State.

        On March 24, 2014, the Council of the European Union adopted the Amending Directive amending and broadening the scope of the requirements described above. Member States are required to apply these new requirements from January 1, 2017. The changes will expand the range of payments covered by the Savings Directive, in particular to include additional types of income payable on securities. The Amending Directive will also expand the circumstances in which payments that indirectly benefit an individual resident in a Member State must be reported. This approach will apply to payments made to, or secured for, persons, entities or legal arrangements (including trusts) where certain conditions are satisfied, and may in some cases apply where the person, entity or legal arrangement is established or effectively managed outside the European Union.

        However, for a transitional period, the end of which is dependent upon the conclusion of certain other agreements relating to information exchange with certain non-EU countries, Austria is instead required (unless during that period it elects otherwise) to operate a withholding system in relation to such payments. The changes referred to above will broaden the types of payments subject to such withholding when they are implemented.

        A number of non-EU countries and territories have adopted similar measures.

BOOK-ENTRY, DELIVERY AND FORM

        We have obtained the information in this section concerning The Depository Trust Company ("DTC"), Clearstream Banking, S.A., Luxembourg ("Clearstream") and Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

        Each series of notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC's nominee). You may hold your interests in the global notes in the U.S. through DTC, or in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers' securities accounts in Clearstream's, Luxembourg's or Euroclear's names on the books of their respective depositaries, which in turn will hold those positions in customers' securities accounts in the depositaries' names on the books of DTC.

        So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

        Unless and until we issue the notes in fully certificated, registered form under the limited circumstances described below under the heading "—Certificated Notes":

  •
  you will not be entitled to receive a certificate representing your interest in the notes;

  •
  all references in this prospectus supplement or the accompanying prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

  •
  all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the notes, for distribution to you in accordance with DTC procedures.

        We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

The Depository Trust Company

        DTC will act as securities depositary for the notes. DTC is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" under the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" under the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under the provisions of Section 17A of the Exchange Act.

        DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

        Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

        Purchases of notes under DTC's system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except as provided below in "—Certificated Notes."

        To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

Book-Entry Format; Clearance and Settlement Procedures

        Under the book-entry format, the paying agent will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants (including Clearstream or Euroclear) or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the notes.

        DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We and the trustee have no responsibility for any aspect of the actions of DTC, Clearstream or Euroclear or any of their direct or indirect participants. In addition, we and the trustee have no responsibility or liability for any aspect of the records kept by DTC, Clearstream, Euroclear or any of their direct or indirect participants relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

        The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants.

        Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

        Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its depositary. These payments will be subject to tax reporting in accordance with relevant U.S. tax laws and regulations. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary's ability to effect those actions on its behalf through DTC.

Transfers Within and Among Book-Entry Systems

        Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        DTC will effect cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other hand, in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, instruct its depositary to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to the depositaries.

        Because of time-zone differences, credits of securities received in Clearstream or Euroclear resulting from a transaction with a DTC direct participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream customer or Euroclear participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream customer or a Euroclear participant to a DTC direct participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash amount only as of the business day following settlement in DTC.

        Although DTC, Clearstream and Euroclear has agreed to the foregoing procedures in order to facilitate transfers of debt securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Certificated Notes

        Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the notes, the notes may not be transferred except (1) as a whole by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

        We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the global notes upon surrender by DTC of the global notes if:

  •
  DTC notifies us that it is no longer willing or able to act as a depositary for the global notes, and we have not appointed a successor depositary within 90 days of that notice;

  •
  an Event of Default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

  •
  we determine not to have the notes represented by a global note.

        Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

UNDERWRITING

        Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

Underwriter	Principal Amount of Notes	Principal Amount of 2044 Notes
Citigroup Global Markets Inc.	$	$
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.

Total	$	$

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

        Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed       % per         note and       % per 2044 note. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed       % per          note and       % per 2044 note. If all the notes are not sold at the initial offering price, the underwriters may change the offering prices and the other selling terms.

        We have agreed that, during the period commencing on the date of this prospectus supplement and ending on the business day after the notes are issued, we will not, without the prior written consent of the representatives, offer, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by us or any of our affiliates or any person in privity with us or any of our affiliates), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any debt securities issued or guaranteed by us (other than the notes) or publicly announce an intention to effect any such transaction.

        The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Ensco plc
Per note		%
Per 2044 note		%

        We estimate that our total expenses for this offering will be approximately $2.0 million.

        The         notes are a new issue of securities, and there is no public trading market for such notes. The new 2044 notes will be issued under the same indenture as the existing 2044 notes, will be treated, together with the existing 2044 notes, as a single series of debt securities under such indenture, and will have the same CUSIP number as and will trade interchangeably with the existing 2044 notes immediately upon settlement. We are applying for listing of the         notes and the new 2044 notes on the NYSE; however, we can give no assurances that the notes will be so listed. The underwriters have informed us that they intend to make a market in the notes. However, the underwriters may cease their market-making at any time. The liquidity of the trading markets in the notes and the market prices quoted for any series of the notes may be adversely affected by changes in the overall market for debt securities and by changes in our financial performance or prospects or in the prospects for companies in our industries generally. As a consequence, an active trading market may not develop or be maintained for your notes, you may not be able to sell your notes, or, even if you can sell your notes, you may not be able to sell them at an acceptable price.

        In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

  •
  Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

  •
  Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We expect delivery of the notes will be made against payment therefor on or about March     , 2015, which is the business day following the date of pricing of the notes (such settlement being referred to as "T+          "). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the succeeding          business days will be required, by virtue of the fact that the notes initially will settle in T+          , to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may hold positions in the 2016 notes which may be repurchased or redeemed with proceeds from this offering. See "Use of Proceeds." Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of the underwriters or their affiliates that have a lending relationship with us may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our revolving credit facility. Deutsche Bank Trust Company Americas, the trustee for the notes, is an affiliate of Deutsche Bank Securities Inc. Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. are the dealer managers for the tender offer.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        The sellers of the notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

        This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

        Each underwriter has represented and agreed that:

  (a)
  it has communicated or caused to be communicated and will communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Finance Service and Market Act 2000 ("FSMA")) received by it in connection with the issue or sale of the notes only in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in France

        Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the notes to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The notes may be resold, directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

        The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

 LEGAL MATTERS

        The validity of the notes and certain other matters are being passed upon for us by Baker Botts L.L.P., Houston, Texas, and Baker Botts (UK) LLP, London, England. Certain legal matters with respect to this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Ensco plc and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference in this prospectus supplement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

Ensco plc

Debt Securities
Class A Ordinary Shares
Preference Shares
Ordinary Shares
Depositary Shares
Warrants
Share Purchase Contracts
Guarantees and
Units

        From time to time, we may offer to sell debt securities, Class A Ordinary Shares, preference shares, ordinary shares, warrants, share purchase contracts and guarantees, as well as units that include any of these securities or securities of other entities. The debt securities, preference shares, warrants and share purchase contracts may be convertible into or exercisable or exchangeable for Class A Ordinary Shares, ordinary shares or preference shares or other securities of our company or debt or equity securities of one or more other entities. Class A Ordinary Shares, preference shares and ordinary shares may be offered either separately or represented by depositary shares.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

        Our Class A Ordinary Shares trade on the New York Stock Exchange under the symbol "ESV".

        Investing in our securities involves risk. You should carefully review the risks and uncertainties described under the heading "Risk Factors" contained on page 3 herein and in the applicable prospectus supplement and any related free writing prospectus and under similar headings in the other documents incorporated by reference into this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 15, 2015.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings.

        As used in this prospectus, unless we state otherwise or the context indicates otherwise, references to "Ensco," the "Company," "we," "us" or "our" refer to Ensco plc and its subsidiaries. In the sections "Descriptions of Debt Securities," "Description of Preference Shares and Ordinary Shares," "Description of Depositary Shares," "Description of Warrants," "Description of Share Purchase Contracts," Description of Guarantees" and "Description of Units," references to "Ensco," the "company," "we," "us" or "our" refer only to Ensco plc and not to any of our subsidiaries.

        This prospectus provides a general description of the securities offered by us. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus shall be superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information; Incorporation by Reference."

        The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the terms of the securities offered, the initial public offering price, the price paid for the securities, net proceeds and the other specific terms related to the offering of these securities.

        You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide different information. If anyone provides you different or inconsistent information, you should not rely on it. We are not making offers to sell these securities in any jurisdiction where the offer or sale is not permitted. For the avoidance of doubt, this prospectus is not intended to be and is not a prospectus for purposes of the E.U. Prospectus Directive and/or the U.K. Financial Conduct Authority's Prospectus Rules. You should assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate only as of the respective dates thereof or, in the case of information incorporated by reference, only as of the date of such information, regardless of the time of delivery of this prospectus or any prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since such dates.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and are available at the Internet website maintained by the SEC at http://www.sec.gov. These reports and other information filed by us with the SEC are also available free of charge at our website at www.enscoplc.com.

        We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

Ensco SEC Filings (SEC File No. 001-08097)

  •
  Ensco's Annual Report on Form 10-K for the year ended December 31, 2013 (the "Form 10-K") (as updated by the Current Report on Form 8-K filed on September 22, 2014);

  •
  Ensco's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 (as updated by the Current Report on Form 8-K filed on September 22, 2014), June 30, 2014 and September 30, 2014;

  •
  The information included in Ensco's Definitive Proxy Statement on Schedule 14A filed on April 7, 2014 to the extent incorporated by reference in Part III of the Form 10-K;

  •
  Ensco's Current Reports on Form 8-K filed January 10, 2014, May 15, 2014, May 23, 2014, June 5, 2014, June 13, 2014, September 22, 2014, September 29, 2014, October 1, 2014, October 16, 2014 and November 24, 2014; and

  •
  The description of Ensco's Class A Ordinary Shares contained in Ensco's Current Report on Form 8-K filed December 23, 2009, as amended and superseded by the description set forth in the Current Report on Form 8-K filed May 15, 2012, as Ensco may update that description from time to time.

        We also incorporate by reference into this prospectus additional documents that Ensco may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus to the completion of the offering of the securities. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we may file with the SEC, unless otherwise specified in such Current Report.

        You may obtain copies of any of these filings as described below, through the SEC or through the SEC's Internet website as described above or through our website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing or by telephone at:

Investor Relations
Ensco plc
5847 San Felipe, Suite 3300
Houston, Texas 77057
(713) 789-1400

THE INFORMATION CONTAINED IN OUR WEBSITE IS NOT INCORPORATED BY REFERENCE AND DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

FORWARD LOOKING INFORMATION

        The information contained in this prospectus is accurate only as of the date hereof.

        This prospectus and the documents incorporated herein by reference contain some forward looking statements that set forth anticipated results based on management's plans and assumptions. From time to time, we also provide forward looking statements in other materials we release to the public, as well as oral forward looking statements. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. We have tried, wherever possible, to identify such statements by using words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "will," "target," "forecast" and similar expressions in connection with any discussion of future operating or financial performance or business plans or prospects. In particular, these include statements relating to future actions, business plans and prospects, future performance or results of current and anticipated products, expenses, interest rates, foreign exchange rates, the outcome of contingencies, such as legal proceedings, and financial results.

        We cannot guarantee that any forward looking statement will be realized. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions, including, but not limited to, the risks and uncertainties described under "Risk Factors" below and in our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward looking statements.

        You should take care not to place undue reliance on forward looking statements, which represent our views only as of the date they are made. We undertake no obligation to publicly update or revise forward looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are advised, however, to consult any further disclosures we make on related subjects in our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

RISK FACTORS

        Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks and other information we include or incorporate by reference in this prospectus. In particular, you should consider the risk factors set forth in our most recent Annual Report on Form 10-K filed with the SEC, as those risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q and other reports and documents we file with the SEC after the date of this prospectus that are incorporated by reference herein. The risks and uncertainties we have described are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities.

THE COMPANY

        Ensco plc is an English public limited company formed in 2009 in connection with our redomestication from Delaware to England. Our predecessor, ENSCO International Incorporated, was formed as a Texas corporation in 1975 and reincorporated in Delaware in 1987.

        Ensco is a global offshore contract drilling company. We operate one of the newest ultra-deepwater fleets in the industry, and our premium jackup fleet is the largest of any offshore drilling company. As of December 31, 2014, we owned and operated an offshore drilling rig fleet of 70 rigs, including seven rigs under construction, spanning most of the strategic markets around the globe. As of that date, our rig fleet included ten drillships, 13 dynamically positioned semisubmersible rigs, five moored semisubmersible rigs and 42 jackup rigs.

        Our customers include many of the leading national and international oil companies, in addition to many independent operators. We are among the most geographically diverse offshore drilling companies, with operations and drilling contracts spanning many of the strategic markets around the world.

        Our registered office (which is our principal executive office) is located at 6 Chesterfield Gardens, London W1J5BQ, England, United Kingdom, and our telephone number is +44 (0) 20 7659 4660. Our website is located at www.enscoplc.com. The information on or linked to/from our website is not part of, and is not incorporated by reference into, this prospectus or any prospectus supplement.

USE OF PROCEEDS

        We intend to use the net proceeds from the sales of the securities for general corporate purposes unless otherwise set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

        For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income from continuing operations before income taxes, fixed charges and amortization of capitalized interest, less income from continuing operations before income taxes attributable to non-controlling interests and interest capitalized. "Fixed charges" consist of interest expensed and capitalized and estimates of interest within rental expense. The ratios were calculated by dividing the sum of the fixed charges into the sum of the earnings. Our consolidated ratio of earnings to fixed charges for each of the fiscal years ended December 31, 2009 through 2013 and the nine months ended September 30, 2014 are set forth below:

	Nine Months Ended September 30, 2014	Year Ended December 31,
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges	2.4x(1)	7.5x	6.2x	4.5x	19.2x	32.7x

(1)
Net income from continuing operations before income taxes of $321.2 million for the nine-month period ended September 30, 2014 included a non-cash loss on impairment of $991.5 million recorded during such period.

        We had no preferred stock outstanding for any period presented, and accordingly, the ratio of combined fixed charges and preferred stock dividends to earnings is the same as the ratio of earnings to fixed charges for those periods.

DESCRIPTION OF DEBT SECURITIES

        The debt securities we may offer pursuant to this prospectus will be general unsecured obligations of Ensco plc and will be senior, senior subordinated or subordinated debt. Our unsecured senior debt securities will be issued under the indenture dated as of March 17, 2011 between us and Deutsche Bank Trust Company Americas, as trustee. The unsecured senior subordinated debt securities will be issued under a separate indenture to be entered into by us and Deutsche Bank Trust Company Americas or another trustee to be named in a prospectus supplement. The unsecured subordinated debt securities will be issued under a separate indenture to be entered into by us and Deutsche Bank Trust Company Americas or another trustee to be named in a prospectus supplement.

        The unsecured senior debt indenture is filed as an exhibit to the registration statement of which this prospectus is a part. If we issue any senior subordinated debt securities or subordinated debt securities, we will file forms of the senior subordinated debt indenture and the subordinated debt indenture, as applicable, by amendment to the registration statement of which this prospectus is a part. You should refer to the applicable indenture for more specific information.

        The senior debt securities will rank equally with each other and with all of our other unsecured and unsubordinated indebtedness. Our senior debt securities will effectively be subordinated to our secured indebtedness, including amounts we have borrowed under any secured revolving or term credit facility and ship mortgages or bonds, and the liabilities of our subsidiaries. The senior subordinated debt securities will be subordinate and junior in right of payment, as more fully described in an indenture and in any applicable supplement to the indenture, to the senior indebtedness designated in such indenture or supplemental indenture. The subordinated debt securities will be subordinate and junior in right of payment, as more fully described in an indenture and in any applicable supplement to the indenture, to all of our senior and senior subordinated indebtedness.

        We will include the specific terms of each series of the debt securities being offered in a supplement to this prospectus.

DESCRIPTION OF CLASS A ORDINARY SHARES

        For a full description of our Class A Ordinary Shares, par value $0.10 per share (the "Class A Ordinary Shares"), please see the documents identified in the section "Where You Can Find More Information; Incorporation by Reference" in this prospectus.

DESCRIPTION OF PREFERENCE SHARES AND ORDINARY SHARES

        Our articles of association do not expressly contemplate the issuance of preference shares or a new class of ordinary shares. However, subject to sufficient authorization being in place for the allotment and issuance of shares, preference shares or a new class of ordinary shares could be issued in the future with such rights or restrictions either as are determined by resolution of the shareholders or as determined by our board. Pre-emption rights may apply to such issuance. Such pre-emption rights would provide that when we wish to issue our "ordinary shares" (i.e. shares other than shares which, with respect to dividends or capital, carry a right to participate only up to a specified amount of distribution) for cash, such shares must first be offered to the existing shareholders in proportion to their respective nominal amounts (i.e. par values) of their holdings. If any preference shares or new class of ordinary shares issued by us carried a right to a fixed income, pre-emption would not apply to the issue of such shares. English law permits our shareholders, by special resolution or a provision in our articles of association, to exclude pre-emptive rights for a period of up to five years.

        To grant our board with the authority to issue and allot preference shares or a new class of ordinary shares, an "ordinary resolution" must be passed by our shareholders. Such ordinary resolution must be approved by holders of a simple majority of the aggregate voting power of our entire issued share capital that, being entitled to vote, vote on the resolution at a general meeting of the company. To remove any applicable pre-emption rights and amend our articles of association, a "special resolution" must be passed by our shareholders. Such special resolution must be approved by the holders of at least 75% of our entire issued share capital that, being entitled to vote, vote on the resolution at a general meeting of the company.

        We will include the specific terms of each series of the preference shares and ordinary shares being offered in a supplement to this prospectus.

DESCRIPTION OF DEPOSITARY SHARES

        Class A Ordinary Shares, preference shares and ordinary shares may be offered either separately or represented by depositary shares. We may also, at our option, elect to offer fractional shares of Class A Ordinary Shares, preference shares or a new class of ordinary shares. If we exercise this option, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of shares, to be described in an applicable prospectus supplement.

        The shares represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us and having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable share or fraction thereof represented by the depositary share, to all of the rights and preferences, if any, of the share represented thereby, including any dividend, voting, redemption, conversion and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement.

        The particular terms of the depositary shares offered by any prospectus supplement will be described in the prospectus supplement, which will also include a discussion of certain United States federal income tax consequences.

        A copy of the form of deposit agreement, including the form of depositary receipt, will be included as an exhibit to the registration statement of which this prospectus is a part.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase Class A Ordinary Shares, preference shares, ordinary shares and debt securities. Each warrant will entitle the holder to purchase for cash a number of Class A Ordinary Shares, preference shares or ordinary shares or the principal amount of debt securities at the exercise price as will in each case be described in, or can be determined from, the applicable prospectus supplement relating to the offered warrants.

        Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. You should read the particular terms of the warrants, which will be described in more detail in the applicable prospectus supplement. The particular terms of any warrants offered by any prospectus supplement, and the extent to which the general provisions summarized below may apply to the offered securities, will be described in the prospectus supplement.

        The applicable prospectus supplement will describe the terms of warrants we offer, the warrant agreement relating to the warrants and the certificates representing the warrants, including, to the extent applicable:

  •
  the title of the warrants;

  •
  the aggregate number of warrants;

  •
  the price or prices at which the warrants will be issued;

  •
  the currency or currencies, including composite currencies or currency units, in which the price of the warrants may be payable;

  •
  the designation, number or aggregate principal amount and terms of the securities purchasable upon exercise of the warrants, and the procedures and conditions relating to the exercise of the warrants;

  •
  the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

  •
  the designation and terms of any related securities with which the warrants are issued, and the number of the warrants issued with each security;

  •
  the date, if any, on and after which the warrants and the related securities will be separately transferable;

  •
  the maximum or minimum number of warrants which may be exercised at any time;

  •
  any other specific terms of the warrants; and

  •
  if appropriate, a discussion of material United States federal income or U.K. tax considerations.

DESCRIPTION OF SHARE PURCHASE CONTRACTS

        We may issue share purchase contracts representing contracts obligating holders, subject to the terms of such share purchase contracts, to purchase from us, and us to sell to the holders, a specified or varying number of our Class A Ordinary Shares, preference shares, ordinary shares or depositary shares at a future date or dates. Alternatively, the share purchase contracts may, subject to the terms of such share purchase contracts, obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of Class A Ordinary Shares, preference shares, ordinary shares or depositary shares. The price per share of our Class A Ordinary Shares, preference shares, ordinary shares or depositary shares and number of shares of our Class A Ordinary Shares may be fixed at the time the share purchase contracts are entered into or may be determined by reference to a specific formula set forth in the share purchase contracts.

        The applicable prospectus supplement will describe the terms of any share purchase contract. The share purchase contracts will be issued pursuant to documents to be issued by us. You should read the particular terms of the documents, which will be described in more detail in the applicable prospectus supplement.

DESCRIPTION OF GUARANTEES

        We may issue guarantees of debt securities and other securities. The applicable prospectus supplement will describe the terms of any guarantees. The guarantees will be issued pursuant to documents to be issued by us. You should read the particular terms of the documents, which will be described in more detail in the applicable prospectus supplement.

DESCRIPTION OF UNITS

        We may issue units of securities consisting of one or more share purchase contracts, warrants, debt securities, guarantees, Class A Ordinary Shares, preference shares, ordinary shares, depositary shares or any combination thereof. The applicable prospectus supplement will describe the terms of any units and the securities comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately. The units will be issued pursuant to documents to be issued by us. You should read the particular terms of the documents, which will be described in more detail in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

        We will set forth in the applicable prospectus supplement a description of the plan of distribution of the securities that may be offered pursuant to this prospectus.

LEGAL MATTERS

        Baker Botts (UK) LLP will be requested to advise us with respect to the validity under English law, if applicable, of any securities that may be offered pursuant to this prospectus. Baker Botts L.L.P. may also be requested to advise us with respect to the validity under New York law, if applicable, of any securities that may be offered pursuant to this prospectus. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The consolidated financial statements of Ensco plc and its subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        With respect to the unaudited interim financial information for the periods ended March 31, 2014, June 30, 2014, and September 30, 2014, incorporated by reference herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company's quarterly reports on Form 10-Q for the quarter ended March 31, 2014, June 30, 2014, and September 30, 2014, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "1933 Act") for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the 1933 Act.

$

Ensco plc

$                   % Senior Notes due
$           5.75% Senior Notes due 2044

PRELIMINARY PROSPECTUS SUPPLEMENT
                      , 2015

Citigroup
Deutsche Bank Securities
HSBC